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                                                                   Exhibit 10.31

                    PURCHASE OF SHARED RIDE DISPATCH SYSTEMS

                          TERMS AND CONDITIONS OF SALE

THIS PURCHASE AGREEMENT made as of the 28 day of June 1995 between Digital Dispatch Systems Inc. ("DDS"), with an office at 7100 River Road Richmond, B.C. V6X 1X5 and SuperShuttle Franchise Corporation (the "Customer"), with an office at 4610 South 35th Street, Phoenix, AZ 85040.

WHEREAS:

A. DDS has developed a Taxi Dispatch System and will modify this system to meet the exact needs of the Customer and create the Shared Ride Dispatch System, and

B. DDS has agreed to sell such systems to the Customer for aid in the business operations of the Customer, on the terms and conditions set out in this Agreement.

C. DDS has agreed to license the Software to the Customer for its use in the System.

THIS AGREEMENT WITNESSES that in consideration of the premises and the obligations of the parties set out in this Agreement, the parties agree as follows:

1.      DEFINITIONS

        As used in this Agreement, unless the context otherwise requires, the following terms shall have the meanings set out below;

         (a) "Application Software" means all software developed by DDS, other than the operating system software and software provided by other vendors like Microsoft, and Computer Associates, and excludes all software which doesn't reside on the Host Server or workstations for reservation agents, supervisors or dispatchers. The Application Software is provided under a Software License Agreement attached hereto as Attachment E. The Application Software will include all functions and features listed in the Functional Specifications Document

         (b) "Contract" means the agreement between DDS and the Customer, as evidenced by the Contract Documents;

         (c) "Contract Documents" means those documents set forth in Subsection 4.2, which documents collectively and exclusively constitute the Contract;



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SUPERSHUTTLE INTERNATIONAL INC.                     TERMS AND CONDITIONS OF SALE

         (d)      "Deliverables" means the items listed in Attachment A;

         (e) "Delivery Point" means the location of the Customer's Office, or the location here the System is to be installed;

         (f) "Documentation" means any documentation, including manuals, DDS is obligated to provide to the Customer, under this Agreement, as set out in Attachment D;

         (g) "Functional Specifications Document" means the document to be prepared by DDS and the customer, describing features and functions in the system, associated with implementation of the System, that are not capable of resolution at the time of execution of this Agreement;

         (h) "FOB" means free on board at the Delivery Point; the price quoted includes delivery at the expense of DDS to the Delivery Point;

         (i) "Hardware" means the hardware to be supplied by DDS under the terms of this Agreement;

         (j) "Premises" means those physical sites, or vehicles, under the control of the Customer or which the customer has access to, in which the various components of the System are to be installed;

         (k) "Products" means the Hardware and Software to be supplied by DDS under the terms of the Agreement;

         (l) "Proposal" means the quotation of DDS for a Shared Ride Dispatch system dated June 7, 1994;

         (m) "Purchase Order" means a purchase order, in respect of the System issued by the Customer to DDS;

         (n) "Services" means all services to be performed by DDS under the terms of this Agreement;

         (o) "Software" means all the software provided by DDS, other than operating system software.

         (p) "System Service Agreement" means any written agreement entered into by the parties, with respect to the service of the Hardware and Software;

         (q) "System" means the Shared Ride Dispatch system the components of which are described in Attachment A, resulting from the performance of Services and the installation and turn on of Products.


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SUPERSHUTTLE INTERNATIONAL INC.                     TERMS AND CONDITIONS OF SALE


                  The System will also mean a subsequent system purchased by the Customer as defined in section 2, purchased for a location other than Phoenix, which will have it's own Deliverables and System Price;

         (r) "System Acceptance Date" means date of Customer acceptance of the System, as defined in Subsection 13.0.

         (s) "System Price" means the sum of US$255,050 for the Phoenix System, subject to adjustment as provided in this Agreement;

         (t) "Software Development Cost" means the sum of US$275,000 which will cover the costs of developing the Application Software in accordance with the Functional Specifications Document and also give the Customer 1000 pre-paid run-time licenses for the Application Software.

2.       PURCHASE AND SALE OF SYSTEM AND PRODUCTS

         DDS will sell the System to the Customer and the Customer will purchase the System and the pre-paid run-time licenses from DDS upon the terms and conditions set forth in this Agreement. In addition the Customer may purchase other or more components of the System as priced in Attachment F of this Agreement.

         The Customer will purchase additional Systems for locations other than Phoenix, by composing a complete System from the individual components listed in Attachment F. The prices listed in Attachment F will be valid till Dec. 31, 1995, after which time these prices will be adjusted to reflect increase in Consumer Price Index ("CPI") for 1995 for DDS manufactured products. The prices listed in Attachment F will be subject to price increases and decreases by various vendors of DDS for DDS supplied products which are not manufactured by DDS.

         Each and every one of these new Systems will be considered as a separate purchase and all the terms and conditions in this Agreement will apply to them.

         The 1000 pre-paid run-time licenses for the Application Software may used, re-sold or distributed by the Customers in other SuperShuttle franchises or locations. The Customer has the right to charge a license fee for these licenses which fee will be kept by the Customer.

3.      FUNCTIONAL SPECIFICATIONS

         After the execution of this Agreement, DDS shall finalize the Functional Specifications Document in consultation with the Customer which will detail all the functions and features required for the Super Shuttle dispatch operations. A draft copy of the Functional Specifications is attached as Attachment G. DDS will develop all the features listed in this document.


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SUPERSHUTTLE INTERNATIONAL INC.                     TERMS AND CONDITIONS OF SALE

         If DDS and the Customer cannot agree to the contents of the Functional Specifications Document three weeks from the date of signing this Agreement, then either party may cancel this Agreement without any penalties to either party. Once the Functional Specifications Document has been signed off by both parties, this Agreement may not be canceled.

4.       CONTRACT DOCUMENTS AND THEIR PRECEDENCE

4.1 DDS shall not be responsible for delivering any materials, labor, equipment, consultation, Application Software, software or any other item not explicitly referenced in, or required for meeting, the terms of the Contract Documents.

4.2 The Contract Documents collectively and exclusively constitute the Contract governing the relationship between the parties. The Contract Documents are as follows:

         (a)      this Agreement and any amendments to it;

         (b)      the Functional Specifications Document;

         (c)      Letter of Intent dated November 2, 1994

         In the event of an inconsistency between or among Contract Documents, the priority of documents shall be in the order set forth above.

5.       REQUEST FOR CHANGES

5.1      CHANGES TO HARDWARE CONFIGURATION

         The Customer shall deliver to DDS, in writing, any request for additions, modifications or changes to the System. Provided the request is within the general scope of the contract, DDS shall, within a reasonable period of time from receipt of request, issue to the Customer a written quotation detailing the effect, if any, on the implementation schedule and the System Price. If the Customer does not accept the quotation, in writing, within ten days of receipt of the quotation, the quotation shall be deemed to have been withdrawn. If the Customer accepts the quotation in writing, this Agreement shall be deemed to be amended in accordance with the quotation and the parties shall set out, in writing, to be signed by the parties, the amendment agreed upon as above.

5.2      CHANGES TO FUNCTIONAL SPECIFICATIONS DOCUMENT

         The Customer may make as many changes as he wants, without an increase in the Software Development Costs, to the Functional Specifications Document till it is approved in writing by both parties. Significant changes to the Functional Specifications will however cause delays in delivery of the Application Software from the agreed upon schedule as outlined in Attachment H.



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SUPERSHUTTLE INTERNATIONAL INC.                     TERMS AND CONDITIONS OF SALE

         After the approval of the Functional Specifications Document by both parties in writing, the Customer shall deliver to DDS, in writing, any request for additions, modifications or changes to the Functional Specifications. DDS shall, within a reasonable period of time from receipt of request, issue to the Customer a written quotation detailing the effect, if any, on the implementation schedule and any additional Software Development Costs. If the Customer does not accept the quotation, in writing, within ten days of receipt of the quotation, the quotation shall be deemed to have been withdrawn. If the Customer accepts the quotation in writing, this Agreement shall be deemed to be amended in accordance with the quotation and the parties shall set out, in writing, to be signed by the parties, the amendment agreed upon as above. Any additional software development costs will be paid in full 30 days after the delivery of such functionality and the costs will be computed at the rate of US$40 per hour for the year 1995, subject to annual national CPI increases.

6.       PURCHASE ORDERS

         Any Purchase Order issued in respect of this Agreement will be subject to the terms and conditions contained in this Agreement and, in the event of any inconsistency between this Agreement and such Purchase Order, this Agreement will govern unless DDS expressly in writing consents to a term of the Purchase Order overriding this Agreement.

         If any Purchase Order introduces a term or condition not covered by this Agreement, then DDS shall not be bound by such term or condition unless DDS expressly in writing consents to such term or condition.

7.       TAXES

         The Customer is responsible for and will pay all Federal State and other Taxes associated with the System after delivery to the Delivery Point. The Customer will, upon receipt of an invoice therefor, reimburse DDS for all such taxes which DDS may elect or be required to collect or pay upon the sale or delivery of the System.

8.       RISK OF LOSS

         Risk of loss or damage to the System will pass to the Customer upon the delivery of the System to the Delivery Point. Confiscation, destruction, theft or other loss of, or any damage to, the System will not diminish or release the liability of the Customer to pay for such System except where due to the negligence, intentional act or omission to act, of DDS.

9.       INSURANCE

         The Customer shall provide and maintain insurance on the System against all risks of loss or damage, in an amount not less than their full replacement value, with loss payable to DDS and the Customer as their interests may appear, from the date that risk of loss passes to the Customer, until such time as title passes to the Customer and the System Price has



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SUPERSHUTTLE INTERNATIONAL INC.                     TERMS AND CONDITIONS OF SALE

         been paid in full. The insurance will provide for ten (10) days written minimum cancellation notice to DDS, and the Customer will provide DDS with a certificate or other evidence of this insurance prior to the shipment of the System by DDS to the Customer. DDS will notify customer or customer's representative seven (7) days prior to delivery of the system to the delivery point.

10.      DELIVERY OF PRODUCTS AND DOCUMENTATION

10.1 DDS will deliver the System and Documentation to the Delivery Point no later than the dates agreed upon by the parties for the delivery of these items and will pay all costs of transportation, rigging and drayage connected with such delivery and all charges for insurance, while the System and Documentation are in transit to the Delivery Point.

10.2 The Customer shall inspect all System and Documentation upon receipt of them and shall notify DDS immediately when there is evidence of shipping loss or visible physical damage. DDS shall file all claims with the carrier when there is evidence of such loss or damage.

10.3 The Phoenix System will be delivered in phases as described in the Functional Specifications. The current schedule which is subject to change as per section 5.2 is described in Attachment H.

         a) The first phase will be delivered 4 months after the written approval of the Functional Specifications for Phase I deliverable and features and upon receipt of payments as outlined in Section 12.2(a) and, payments which are due as described in Section 12.5.

         b) The subsequent phases will be delivered as mutually agreed upon in writing in the Functional Specifications. Upon installation and written approval of Phase I, the phase II development will be undertaken and delivered.

11.      TITLE TO AND SECURITY INTEREST IN THE SYSTEM

11.1 Until all installments of the System Price are paid in full, which are the three payments described in Section 12.2, DDS shall retain title to and a security interest in the System and each unit thereof, all additions and accessories thereto and all replacements, products and proceeds thereof, each of which shall remain personal property regardless of the manner of its attachment to any other property. The Customer agrees that DDS will have the right to file financing statements or other documentation pursuant to applicable law to secure evidence of or perfect DDS' title to and security interest in the System and the Customer shall perform all acts and execute and deliver all documents that DDS may request to perfect and retain such title and security interest. Upon payment in full of the System Price, title to the Deliverables, as described in Attachment A hereto, will pass to the Customer.


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11.2     Until the title to the System passes to the Customer, the Customer will not, without prior consent of DDS, sell the System, or any part thereof, or create, or permit to exist, any encumbrances or security interests upon the System, and will promptly pay the full amount of, and discharge, all encumbrances and security interests which arise in respect of the System.

12.      SYSTEM PRICE AND PAYMENT TERMS

12.1 The System Price is exclusive of all applicable taxes which may be applicable to the supply of the subject matter of the Agreement and is FOB the Delivery Point.

12.2 Upon receipt of invoices from DDS, the Customer, or it's leasing company, will pay the System Price to DDS as follows:

         (a)      30% of the System Price upon execution of this Agreement;

         (b) 50% of the System Price upon shipment of the Products to the Delivery Point;

         (c) 20% of the System Price upon acceptance of the System by the Customer as outlined in Section 13. The Application Software is being developed in Phases and has it's own payment schedule as detailed in section 12.5 and the System Price payment, including the final payment is not subject to acceptance of the Application Software.

12.3 Each invoice presented by DDS to the Customer in accordance with this Agreement (other than the invoice for the initial payment upon execution of this Agreement which will be due and payable upon receipt) will be due and payable by the Customer within 30 days after the date of such invoice. In the event that there are partial shipments of Products to the Delivery Point, payments as outlined in 12.2(b) will be pro-rated.

12.4     The Customer will make payment of invoices by check.

12.5 The Software Development Cost is exclusive of all applicable taxes which may be applicable and is payable as follows:

         The total development cost of US$275,000 will be paid in installments without interest. The first installment of $10,000 to be paid immediately upon execution of this Agreement, US$15,000 upon acceptance of Functional Specifications Document and the remaining 10 equal installments of US$25,000 each to be paid quarterly starting 90 days on the date the Phase I of the Application Software is delivered at Phoenix and continuing for the next 9 consecutive quarters.


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SUPERSHUTTLE INTERNATIONAL INC.                     TERMS AND CONDITIONS OF SALE

13.      ACCEPTANCE TESTING

13.1 After installing the System and at a time mutually agreed upon by the parties, DDS will conduct Acceptance testing, according to the acceptance test procedures prepared by DDS and approved by the Customer.

13.2 The Customer shall, within 15 days, from completion of acceptance testing, identify in writing any deficiencies in the System. DDS shall diligently cure any deficiencies identified by the Customer, immediately upon receipt of notice of such deficiencies.

13.3 Upon completion of acceptance testing, the delivery and performance by DDS of the Services, and the curing of any deficiencies in the System, identified by the Customer in writing, the Customer will indicate its acceptance of the System by executing and delivering to DDS a certificate of acceptance. The Customer will not reject the System solely for the reason that it fails to conform with the specifications, requirements and functions set out in the Contract in an insignificant respect, provided that DDS cures such insignificant non-conformity with reasonable dispatch after receipt by DDS of notice in writing of such non-conformity.

14.      WARRANTY

14.1     DDS SUPPLIED HARDWARE

         DDS warrants that, for a period of 6 months from the date of delivery at the Delivery Point, the Hardware supplied under this Agreement will be free of defects resulting from defective materials or workmanship. DDS will provide, at its option and without charge, replacement parts or repairs for Hardware which fails as a direct result of defective materials or workmanship within the warranty period. DDS shall provide warranty service either at a DDS service center or the Customer's site, at the option of DDS. If defective Hardware is returned to DDS, the Customer will bear the cost of returning such Hardware to a DDS service center and DDS will bear the cost of delivering the repaired or replacement Hardware to the Customer. The Customer will be responsible for all damage to returned Hardware or components resulting from improper packing or handling by the Customer, and for loss in transit, notwithstanding any defect or non-conformity in the Hardware.

14.2     APPLICATION SOFTWARE

         DDS warrants that, for a period of 6 months from the date of System acceptance of the two phases of the Application Software as described in the Functional Specifications, Application Software supplied under this Agreement will be free of bugs and deficiencies in conforming to the Functional Specifications. DDS will fix deficiencies and provide bug fixes on a timely manner during the warranty period.

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SUPERSHUTTLE INTERNATIONAL INC.                     TERMS AND CONDITIONS OF SALE

         There is no warranty for the run-time licenses and they are being sold on a 'as is' basis. The run-time licenses can be supported under a separate Service Agreement, at prices as set forth in Attachment F.

14.3     LIMITED WARRANTY FOR HARDWARE

         The warranty provided above is a limited warranty and does not apply in the following circumstances:

         (a) the Hardware has been damaged by misuse, accident, negligence or failure to provide and/or maintain the environmental requirements specified for such Hardware;

         (b) the Hardware has been damaged by modifications, alterations or attachments, made by the Customer, and not authorized by DDS; or

         (c) the Hardware has not been installed and/or operated in accordance with DDS's instructions.

14.4 The warranties in Subsection 14.1 and 14.2 are the sole warranties made by DDS with respect to the System and DDS makes no other warranties or representations, express or implied, with respect to the System. The Customer acknowledges that there are no warranties that extend beyond the warranties described in this Agreement.

14.5 DDS does not warrant radio coverage. However, DDS will assist the Customer in determining the radio coverage and acknowledges that radio coverage for data transmissions should be very close to radio coverage for clear voice transmissions.

15.     REMEDIES OF DDS

        Default by the Customer under this Agreement shall include:

         (a) Non-payment of any invoice when due or non-performance of any obligation under this Agreement or breach by the Customer of any warranty or representation contained in this Agreement;

         (b) Sale encumbrance, seizure or attachment of the System or any part thereof prior to the passing of the title to the Customer;

15.1 If the Customer is in default of this Agreement, the following shall apply:

         (a) DDS may withhold further delivery of Hardware and Services until the default is remedied; and

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SUPERSHUTTLE INTERNATIONAL INC.                     TERMS AND CONDITIONS OF SALE

         (b) If the Customer is in default of this Agreement and has not cured the default within thirty (30) days, unless the said default is a dispute over an invoice that is being researched or discussed, all warranties and obligations of DDS relating to the System shall automatically be suspended until the default is cured.

                  In the event that the default is not cured by the Customer within sixty (60) days, all warranties and obligations of DDS relating to the System shall be terminated.

         (c) DDS shall also have the right to declare the entire amount of the unpaid balance of the System Price and any other charges to be immediately due and payable and to exercise any other remedy existing at law or in equity, including entering the premises where the System is located and taking possession of the System and all related documentation without notice or demand, and the sale, lease or other disposition of the System, without prejudice to any further or other claims which DDS may have against the Customer. The Customer shall pay DDS all costs and expenses, including legal fees, incurred in exercising its rights and remedies.

15.2 If the Customer fails to pay an invoice within 30 days of the date of the invoice, DDS may charge the Customer interest on the overdue amount, from the date such amount became due, at the rate of 1.5% per month, compounded monthly or the maximum rate applicable by law, whichever is lower.

15.3 If a petition in bankruptcy shall be filed by or against the Customer or the Customer shall be adjudicated a bankrupt or insolvent or shall have made an assignment for the benefit of creditors or shall take advantage of any law for the benefit of debtors or if any action is commenced against the Customer to cause its assets to be placed under trusteeship or receivership or liquidated for the benefit of creditors of if the Customer voluntarily or by operation of law shall lose control of the operation of its business, except pursuant to a bona fide merger or acquisition, then DDS may immediately terminate this Agreement by notice to the Customer and DDS may, at its option take exclusive possession of the System wherever found and remove the System without legal process and the Customer shall pay all removal costs and any payments which have therefore been made on account of the System Price shall be retained by DDS and applied to such costs and charges, without prejudice to the right of DDS to recover any further damages which it may suffer from any cause.

15.4 The rights granted to DDS under this Agreement shall be cumulative and are in addition to rights provided to DDS by law or otherwise. To the extent permitted by law, DDS may exercise its rights concurrently or separately and exercise of any one remedy shall not be deemed an exclusive election of such remedy or to preclude the exercise of any other remedy.


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SUPERSHUTTLE INTERNATIONAL INC.                     TERMS AND CONDITIONS OF SALE

16.      REMEDIES OF THE CUSTOMER

         Default by DDS under this Agreement shall include:

         (a) Non-delivery of the Hardware components as identified in Attachment A in a scheduled period, unless the delays are caused by the Customer and this non-delivery continues for a period of 30 days from the date of written notice by the Customer;

         (b) Non-performance by DDS relating to performance problems of the Hardware and the System which are left unattended or not corrected by DDS for a period of 30 days from the date of the written notice by the Customer;

16.1     If DDS is in default of this Agreement, the following shall apply:

         (a)    The final payment, which is the payment as described in section
                12.2 (c), is subject to all of the provisions relating to DDS's obligations being met;

         (b) Any non-payment of an invoice or invoices related to the above listed defaults will not constitute a default on the part of the Customer.

16.2 If a petition in bankruptcy shall be filed by DDS, or DDS shall be adjudicated a bankrupt or insolvent or shall have made an assignment for the benefit of creditors or shall take advantage of any law for the benefit of debtors of if any action is commenced against DDS to cause its assets to be placed under trusteeship of receivership or liquidated for the benefit of creditors or if DDS voluntarily or by operation of law shall lose control of the operation of its business, except pursuant to a bona fide merger or acquisition, then the Customer may immediately terminate this Agreement by notice to DDS, without further liability.

16.3 The rights granted to the Customer under this Agreement shall be cumulative and are in addition to rights provided to the Customer by law or otherwise. To the extent permitted by law, the Customer may exercise its rights concurrently or separately and the exercise of any one remedy shall not be deemed an exclusive election of such remedy or preclude the exercise of any other remedy.

16.4 If DDS sells or otherwise makes available the Application Software to any operators in the Airport Ground Transportation business in North America for a period of 10 years from the date of this Agreement, as detailed in section 29, then the Customer, in addition to all other remedies available to him at law or in equity, will be entitled as a matter of right to apply to a court of competent, equitable jurisdiction for such relief by way of restraining order, injunction or decree.

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SUPERSHUTTLE INTERNATIONAL INC.                     TERMS AND CONDITIONS OF SALE


17.      LIMITATION OF LIABILITY

17.1 DDS's liability for damage to the Customer for any cause whatsoever, and regardless of the forms of action, whether in contract or in tort, including negligence, shall be limited to direct damage suffered by the Customer, and any damages payable by DDS shall not exceed the amount of money paid by the Customer to DDS.

17.2 DDS will not be liable to the Customer or any other person for any of the following:

         (a) any special, indirect or consequential damage, including lost profits, lost revenues, failure to realize expected savings, or other commercial or economic losses, even if DDS has been advised of the possibility of such damage;

         (b) any damage caused by the failure of the Customer to meet the responsibilities of the Customer set out in the Contract; or

         (c) any loss or damage to any property or for any personal injury or economic damage caused by the connection System to devices or systems not supplied or approved by DDS.

18.     INSTALLATION

18.1 Each of the parties will perform and bear the cost of performing the installation responsibilities assigned to it in Attachment B.

18.2 DDS will supply the Customer with the information necessary to prepare the Premises for installation of the System. The Customer shall pay all expenses necessary to prepare a suitable place for installation of each part of the System with all necessary facilities, including electrical and communications wiring.

18.3 If the Customer or its nominee is to install any part of the System, the preparations of the Premises for installation of such part shall be completed before delivery.

19.      EDUCATION AND TRAINING

19.1 DDS shall provide training and training materials to the Customer as set out in Attachment C.

19.2 If the Customer requires training or training materials in addition to that referred to in Attachment C, DDS shall provide such training or materials, upon receipt of written request from the Customer, on a time and materials basis at times and places to be agreed upon by the parties.

19.3 The Customer shall make available a sufficient number of its personnel to be trained for the various jobs connected with the System.


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SUPERSHUTTLE INTERNATIONAL INC.                     TERMS AND CONDITIONS OF SALE

20.      DOCUMENTATION

20.1 DDS will provide Documentation to the Customer as described in Attachment D, which Documentation shall become the property of Customer upon delivery. The Customer is responsible for documentation listed under Customer's responsibilities. However, DDS will provide the Customer with the existing Taxi manuals in Microsoft Word format and the Customer will modify for it's own use.

20.2 The Customer may reproduce all Documentation provided by DDS to the Customer, provided that such reproduction is made solely for the internal use of the Customer and its employees, agents and subcontractors, and that such reproduction is subject to the obligation of confidentiality set forth in Section 24.

21.      SERVICE OF HARDWARE

         Following expiration of the applicable warranty periods provided that there is no System Service Agreement in effect between the two parties, DDS if requested, will provide, at rates and terms of DDS then in effect, service and parts for the Hardware, so long as such service and parts are generally available.

22.      PATENT AND COPYRIGHT INDEMNITY

22.1 DDS will defend the Customer from any claim that Products or Documentation infringe third party proprietary rights and will indemnify the Customer against any loss, damage and expense arising from any such action and all negotiations for its settlement of compromise provided that DDS is notified promptly in writing by the Customer and given full and complete authority, information and assistance for the defense of such claim and that no compromise of any claim is made without the prior written consent of DDS.

22.2 Notwithstanding the provisions of Subsection 23.1, DDS shall have no liability to the Customer for any claim of infringement where such claim results from any one of the following:

         (a) combination of Products with hardware and/or software not supplied or authorized by DDS;

         (b) alteration or modification of Products by or for the Customer, by a person other than DDS, if a claim of infringement could have been avoided by the absence of such alteration or modification;

         (c)      any hardware or software that is not supplied by DDS; or

         (d) compliance by DDS with designs or specification or change orders which originate with and are furnished by the Customer.

SUPERSHUTTLE INTERNATIONAL INC.                     TERMS AND CONDITIONS OF SALE


22.3 THE FOREGOING STATES THE ENTIRE LIABILITY OF DDS UNDER THIS AGREEMENT WITH RESPECT TO INFRINGEMENT OF PATENTS, COPYRIGHTS, DESIGNS AND OTHER PROPRIETARY RIGHTS.

22.4 The Customer shall indemnify and hold DDS harmless against any expense, judgment or loss arising out of, based upon, or in connection with infringement or claims of infringement of any third party proprietary rights which are based upon results from any one or more of the following:

         (a) the Customer's unauthorized modification or alteration of any Product; or

         (b) use of any Product in a manner not authorized or contemplated by DDS.

23.      CHANGES TO PRODUCTS

         DDS may, without prior approval from or notice to the Customer, at no cost to the Customer, make changes to the Products, which do not affect physical or functional interchangeability, or performance at a higher level of assembly, in the following circumstances:

         (a)      when required for safety purposes; or

         (b)      to meet present or future product specifications of DDS.

24.      PROPRIETARY RIGHTS AND CONFIDENTIALITY

24.1 DDS reserves for itself all proprietary rights and to all designs, engineering details, an other data pertaining to the Products and to all discoveries, inventions, patent rights, trade secrets, know-how or other proprietary data arising out of work done in connections with manufacturing, installing, testing and operating the Products.

24.2 Each of the parties will keep confidential and protect from unauthorized disclosure by its employees, agents or customers, any confidential information or know-how which may be disclosed to it by, or otherwise learned from, the other party. Information will not be considered confidential if such information can be demonstrated to have been in the public domain prior to this disclosure to the receiving party or to have been in the public domain by any means other than an unauthorized act of disclosure on the part of the recipient or any of its employees, agents or customers. In the event of any breach of this Section, the party whose information has been disclosed will be entitled as a matter or right to apply to a court of competent, equitable jurisdiction for such relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with this Section.

24.3 DDS acknowledges that in the development of the Functional Specifications for the Application Software for the Customer, the Customer may disclose its trade secrets to DDS and some of these trade secrets may result in a feature or function of the System.

SUPERSHUTTLE INTERNATIONAL INC.                     TERMS AND CONDITIONS OF SALE


         Therefore, DDS agrees not to sell such systems to the Customer's competitors as described in section 29.

24.4 The Customer acknowledges that prior to the signing of this Agreement, DDS had developed a comprehensive specifications for the Para-Transit industry and that a large portion of the Functional Specifications Document is based upon the Para-Transit specifications and existing technologies from the Taxi and Courier products of DDS, Therefore, nothing in this Agreement will imply that DDS cannot sell similar systems to the operating companies in the Para-Transit, Taxi and Courier industries.

25.      ACCESS TO PREMISES

         The Customer will provide timely access to all premises, according to agreed upon schedules, for design, installation and testing purposes.

26.      EXCUSABLE DELAYS

         Neither party will be responsible for any delay in performance or failure to perform, if such delay or failure results from causes beyond the control of that party, including acts of God, delay or failure of transportation, governmental acts or other reason of a like nature not being the fault of the delaying party. All periods fixed for the performance of obligations of the parties will be extended for a period of time equal to any such delay in performance or failure to perform.

27.      GENERAL PROVISIONS

27.1 Neither party will assign this Agreement without the consent of the other party and any attempt to do so will render this Agreement void, except that a party may assign this Agreement to a successor in ownership of all or substantially all of the assets of this assigning party.

27.2 If any provision of this Agreement is wholly or partially invalid or unenforceable, such invalid or unenforceable provision will be severable from the remainder of this Agreement and such remainder will be interpreted as if the invalid or unenforceable provision had not been a part of it.

27.3 All questions concerning the construction, validity and operation of this Agreement will be governed by the laws of the jurisdiction in which the Customer is located and the courts of such jurisdiction will have jurisdiction (but not exclusive jurisdiction) to hear and determine all questions relating to this Agreement.

27.4 The Contract represents the entire agreement between the parties with respect to the subject matter or this Agreement and no documents or representations other than the Contract Documents shall be used in interpreting it.

SUPERSHUTTLE INTERNATIONAL INC.                     TERMS AND CONDITIONS OF SALE


27.5 This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties.

27.6 Any notices required to be given under this Agreement will be given in writing and either mailed by prepaid registered mail or sent by telex or other visible form of electronic media or delivered to the addresses stated below or to such other address as either party may substitute by written notice to the other. Any such notice will be deemed to be received, if mailed, when in the ordinary course of transmission it should have been delivered but in no event later than five business days after the time of mailing, if sent by telex or other visible form of electronic media, upon the date of receipt, and, if delivered upon the date of delivery. If normal mail service is interrupted by postal dispute or force majeure, notice will be delivered and not mailed.

27.7 All dollar amounts are stated in the legal currency of the Government of the United States of America.

27.8 Controlling Law. This Agreement, including all matters relating to the validity, construction, performance, and enforcement thereof, shall be governed by the laws of Arizona.

28.      CONFLICTS WITH THE UNIFORM COMMERCIAL CODE

         If the terms of this contract or any remedies provided hereunder are deemed to be in conflict with any provision of the Uniform Commercial Code or other commercial statue of Canada or of any state or Federal enactment of the United States, the terms and remedies of the contract shall be deemed to supersede and control.

29.      EXCLUSIVITY USE OF SOFTWARE

         DDS will not sell the Application Software to any of the operators in the Airport transportation business for a period of 10 years from the date of this Agreement. Provided the Customer is not in breach of this Agreement and has paid for the System and the Application Software in full then, DDS acknowledges that the Customer is currently in the airport ground transportation business on a national basis and that the Customer's plans to expand are a primary motivation for them to enter this Agreement.

30.      SOURCE CODE

         DDS will provide the source code for the Application Software to the Customer on an 'as is' basis for the sole use to maintain, modify or enhance the System upon payment by the Customer of the Software Development Costs in fill as described in section 12.5. Under no circumstances will the Customer be able to sell or transfer title of the source code of the Application Software to any other party.

SUPERSHUTTLE INTERNATIONAL INC.                    TERMS AND CONDITIONS OF SALE


         All intellectual property rights, including without imitation all derivative works and modifications. in and to the Application Software by the Customer, will remain the property of DDS. The terms of this section shall survive the termination of this Agreement.

31.      REPRESENTATIONS AND WARRANTIES OF DDS

31.1 DDS represents that it has developed a multiple transmitter and receiver site Network Controller which will be used in the Phoenix system.

31.2 DDS represents that it has developed a Digital Signal Processing based high speed modem which works at 4800 bits per second data speeds of transmission on data quality radios like the Motorola Spectras.
         These modems will be used in the new KST 260 MDT.

31.3 DDS represents that the KST 260 MDT and the associated Redundant Base Controller are capable of at least 8000 inbound and outbound messages per hour per radio channel, when the Customer supplied mobile radios have an transmitter attack time of 35 milliseconds or less. For a fleet of 135 vehicles, this allows for at least 1 message per vehicle every two minutes, or 30 messages per hour per vehicle. Each message can be inbound to the host with an outbound answer from the host, or an outbound instruction from the host with its inbound acknowledgment.
         For bigger fleets additional radio frequencies will be required.

31.4 DDS will implement the capability of supporting the Motorola MDC 4800 protocol on the KST 260, 8 months after the delivery of complete documentation by either the Customer or Motorola to DDS. Development time frame for this protocol will be finalized upon delivery of the documentation pertaining to the MDC 4800 protocol. The Customer may use MDC 4800 compatible KST 260 or Motorola 7100 MDTs in other SuperShuttle locations where the MDC 4800 network is currently available.

         There will be a one time lump sum charge to the Customer for the development of the MDC 4800 protocol on the KST 260 which is currently estimated at $80,000.

31.5 DDS will implement an interface for the NCP, such that the existing MDC 4800 networks can be utilized by the SuperShuttle franchises. However, the functionality of Application Software may be limited to the functionality and connectivity of the Motorola KDT 440 or the Motorola 7100 CP terminals. This includes limitations of connectivity with a GPS receiver or magnetic swipe reader. Any changes required in the KDT 440 or 7100 CP will not be the responsibility of DDS.

         There will be a one time lump sum charge to the Customer for the development of the NCP interface, which currently estimated at $15,000. DDS will implement this Interface, 2 months from receiving a Purchase Order for this work.

SUPERSHUTTLE INTERNATIONAL INC.                    TERMS AND CONDITIONS OF SALE


37.      REPRESENTATIONS AND WARRANTIES THE CUSTOMER

         The Customer represents that as long as DDS delivers the Application Software as described in the Functional Specifications Document and Hardware as described in this Agreement and continues to offer to the Customer competitively priced state-of-the-art technologies including R.F. modem technology, while providing agreed to service quality, and DDS is not in breach of any of its representations made in section 31, then the Customer will purchase additional Systems for SuperShuttle owned locations and make available the System for purchase to SuperShuttle franchises, where appropriate, exclusively from DDS.



IN WITNESS WHEREOF the parties have executed this Agreement by their duly authorized representatives as of the day and year first above written.


   Super Shuttle International Inc.       DIGITAL DISPATCH SYSTEMS INC.

By: /s/ Edward V. Hatler                  By: Illegible Signature
   ------------------------------             --------------------------------
                                                 (Authorized Signatory)

Name:     Edward V. Hatler                Name: Illegible Signature
     ----------------------------               ------------------------------
Title: Vice President/CIO                 Title: President
     ----------------------------               ------------------------------
Date:  June 28, 1995                      Date:  May 19, 95
     ----------------------------               ------------------------------
Address for Notice:                       Address for Notice:
4610 South 35th Street                    7100 River Road
Phoenix, AZ 85040                         Richmond, B.C., Canada
U. S. A.                                  V6X IX5

SUPERSHUTTLE INTERNATIONAL INC.                    TERMS AND CONDITIONS OF SALE


                                  ATTACHMENT A
                               SYSTEM DELIVERABLES

    NO. DESCRIPTION                                QTY        UNIT         Extended
--------------------------------------------------------------------------------------
   HARDWARE
   1  DEC Pentiums Host Servers                      2        9,000        18,000
   2  Report Printer LA 310                          1          685           685
   3  Terminal Server 16 ports                       1        1,340         1,340
   4  Modems for Credit Card & Support               2          170           340
   5  KST-260 Mobile Data Terminals                120          900       108,000
   6  Cable for MDT                                110           50         5,500
   7  Trimble internal GPS receivers               120          355        42,600
   8  Multiple site Network Controller               1       10,000        10,000
   9  Redundant Base Controller Multisite            3        7,100        21,300
  10  V.32 9600 bps Land line Moderns                6          800         4,800
  11  Call Out H/W (4 lines)                         2        1,300         2,600
  12  Credit Card Swipes                           110           45         4,950

  SOFTWARE LICENSES
  13. License for SCO Unix & Ingres                  2        2,600         5,200
  14. License for maps of Arizona                    1          995           995
  15. Shared Ride Dispatch License AU                2          n/c           n/c

OTHER SERVICES
16. Travel, shipping, hotels, Material             lot        8,740         8,740
17. Project Implementation Services                lot       20,000        20,000

      TOTAL PHOENIX PRICE                                                 255,050

  ADDITIONAL HARDWARE AND SOFTWARE
  (TO BE SUPPLIED BY CUSTOMER):

  HARDWARE

1. Res Agent workstations 486 DX2-50, 8MB, 250MB disk Ethernet card, 14" SVGA monitor

2. Mapping & Dispatcher stations 486 DX2-50, 12MB, 250MB disk Ethernet card, 17" or 21" SVGA monitor

SOFTWARE

3. FIT TCP/IP S/W license one per Res Agent or Dispatcher workstation, Micro-soft windows 95 or WFWG 3.1.1

4.       Andyne GQL for each Report generation workstation

SUPERSHUTTLE INTERNATIONAL INC.                    TERMS AND CONDITIONS OF SALE

                                  ATTACHMENT B

                          INSTALLATION RESPONSIBILITIES

DDS

1.       Install all System components supplied, including:

         -        Install base station controller

         -        Install data modems & Telephone line co-ordination

         -        Install all DDS Supplied Dispatch Center equipment

         -        Installation support to customer on MDTs

CUSTOMER

1.       Provide all land lines.

2.       Installation site preparation as below:

         -        power requirements

         -        ambient environment

                  - temperature
                  - humidity
                  - vibration
                  - dust
                  - static electricity

3. Install and provide adequate power to the Dispatch Center and Administrative Office.

4.       Install MDTs in vehicles.

SUPERSHUTTLE INTERNATIONAL INC.                    TERMS AND CONDITIONS OF SALE

                                  ATTACHMENT C
                         TRAINING AND TRAINING MATERIALS

DDS

1.       Mobile Data Terminal Installer Course

2.       Driver Training Course

3.       Reservation Agent Course preparation assistance

4.       Supervisor's Course preparation assistance

5.       System Manager's Course


CUSTOMER

1.       Driver Training

SUPERSHUTTLE INTERNATIONAL INC.                    TERMS AND CONDITIONS OF SALE

                                  ATTACHMENT D
                                  DOCUMENTATION

DDS RESPONSIBILITIES

1.       Functional Specifications Document

2.       Acceptance Test Procedures

3.       System Manual

4.       Drivers Instructor's Manual

CUSTOMER RESPONSIBILITIES

1.       Dispatcher & Supervisor's Manual

2.       System Administrator's Manual

3.       Reservation Agent's Manual

SUPERSHUTTLE INTERNATIONAL INC.                    TERMS AND CONDITIONS OF SALE

                                  ATTACHMENT E
                            USER SOFTWARE LICENSE FOR
                           SHARED RIDE DISPATCH SYSTEM

THIS AGREEMENT is made as of the __________ day of___________ 1995. BETWEEN:

                  DIGITAL DISPATCH SYSTEMS INC.
                  7100 River Road
                  Richmond, B.C.
                  Canada V6X IX5
                  (herein called "DDS")
                                                               OF THE FIRST PART

AND:
                  SuperShuttle Franchise Corporation
                  4610 South 35th Street
                  Phoenix, AZ 85040


                  (herein called the "Licensee")
                                                              OF THE SECOND PART

WHEREAS:

A. DDS has the right to sub-license and sell the software (machine executable code) and documentation relating to computer aided dispatch and/or digital communications systems, which proprietary software and documentation (hereinafter collectively referred to as the "Licensed Software") is generally known and described as:

         SHARED RIDE DISPATCH SYSTEM

B. DDS and the Licensee have agreed that the Licensee will license the Licensed Software from DDS to use on the following computer equipment ("System") only:

                  TYPE          MODEL         SERIAL NO.
                  DEC Pentium   90 MHz        __________
                  DEC Pentium   90 Mhz        __________

SUPERSHUTTLE INTERNATIONAL INC.                    TERMS AND CONDITIONS OF SALE


NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the sum of $1.00 and other good and valuable consideration now paid by the Licensee to DDS (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

1. DDS does hereby grant to the Licensee the non-exclusive right as licensee, for so long as the Licensee is the exclusive owner of the System, to use the Licensed Software, Shared Ride Dispatch Software, including any subsequent improvements or updates, for the sole purpose of operating and maintaining the System for its own internal business purposes. This right is restricted to use of the Licensed Software on the System and does not extend to operating the Licensed Software on any other equipment owned or used by the Licensee or any third party.

2. The Licensee shall not have the right to loan, lease, sell or otherwise transfer to a third party all or any part of the Licensed Software, for use by that or any other party.

3. The Licensed Software may only be copied in whole or in part (with the proper inclusion of copyright notice on the Licensed Software) for use on the System.

4. This Agreement does not transfer to the Licensee any title or ownership to the Licensed Software or any of its parts.

5. The Licensee, its employees, officers and agents shall, for so long as the licensee is an owner of System and thereafter, keep the Licensed Software secret and shall not communicate any part of it, directly or indirectly, to any third party without the prior written consent of DDS, which consent may be arbitrarily withheld.

6. The License granted by this Agreement will terminate upon the Licensee ceasing to use the System or failing to comply with the terms of this License or at the option of DDS, if the Licensee is in default of any other written agreements with DDS, and the Licensee will return all Licensed Software to DDS within 72 hours of termination of the license granted by this Agreement.

7. This Agreement shall be governed, at the option of DDS, either by the laws of the Province of British Columbia, Canada or the jurisdiction in which the address of the Licensee as detailed on page 1 is located and the courts of the Province of British Columbia will have the jurisdiction (but not exclusive jurisdiction) to hear and determine all questions relating to this Agreement.

8. The Licensed Software shall not be used in any manner beneficial to the licensee at any sites other than those listed below.

SUPERSHUTTLE INTERNATIONAL INC.                    TERMS AND CONDITIONS OF SALE

DIGITAL DISPATCH SYSTEMS INC.




Per: /s/
     -----------------------------
         Authorized Signature



                                        CUSTOMER NAME:

                                        (Licensee)


                                        Per:  /s/
                                              ----------------------------------
                                                  Authorized Signature

                                        Per:  /s/
                                              ----------------------------------
                                                  Authorized Signature

SUPERSHUTTLE INTERNATIONAL INC.                    TERMS AND CONDITIONS OF SALE


                                  ATTACHMENT F
                                COMPONENT PRICING

                                                                               UNIT    MONTHLY
NO.  DESCRIPTION                                                              PRICE      MAINT.
-------------------------------------------------------------------------------------------------
HARDWARE

1.  DEC Pentiums Servers 32MB mem, I Gb disk, Tape, Ethernet                 9,000
2.  Report Printer LA 310                                                      685
3.  Terminal Server 16 ports                                                 1,340
4.  Modems for Credit Card & Support US Robotics 14,400 bps                    170
5.  KST-260 Mobile Data Terminal                                               900         6
6.  Cable for MDT                                                               50
7.  Trimble internal GPS receivers                                             355         3
8.  Network Communications Controller                                        5,000-1      75
9.  Redundant Base Controller                                                7,100-2      75
10. V.32 9600 bps Land line Modems                                             800-4      20
11. Automatic Reservation Agent H/W                                          1,300-2      25
12. Credit Card Swipes track II only                                            45-
13. Multiple Sites Network Controller                                       10,000       100

SOFTWARE LICENSES

14. License for SCO Unix & Ingres                                            2,600
15. License for Map drawing s/w per work station                          pre-paid
16. MapInfo database for site                                                  995
17. Shared Ride Dispatch License (All Dispatch functions)                 pre-paid       650
18. Hot Standby Software                                                  pre-paid       250

OTHER SERVICES

19. Travel, shipping, hotels, Material                             5,000 to 10,000
20. Project Implementation Services                               15,000 to 30,000

SUPERSHUTTLE INTERNATIONAL INC.                    TERMS AND CONDITIONS OF SALE


                                  ATTACHMENT H
                   DELIVERY SCHEDULE FOR APPLICATION SOFTWARE


Subject to conditions as mentioned in section 10.3 (a) and 10.3 (b)

1. Phase I of Functional Specifications     5 months from date of approval of
                                            Functional Specifications

2. Phase II of Functional Specifications    4 months from date of Acceptance of
                                            Phase I software